Exhibit G



                                  Beggs & Lane
                               Pensacola, Florida




                                 April 22, 2003





Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Gulf Power Company
         (herein called the "Company")
         File No. 70-8949

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance of $29,075,000 aggregate principal amount of Revenue Bonds (as defined therein) by Mississippi Business Finance Corporation and the issuance of $32,550,000 principal amount of Revenue Bonds by Escambia County, Florida both for the benefit of the Company.

We are of the opinion that:

(a) the Company is validly organized and duly existing as a corporation under the laws of the State of Maine and is duly admitted to do business as a foreign corporation in the States of Florida, Georgia and Mississippi;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)   all state laws applicable to the transactions have been complied with;

(d) the Company's Note evidencing its obligations with respect each issue of Revenue Bonds is a valid and binding obligation of the Company in accordance with its terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

Securities and Exchange Commission
April 22, 2003
Page 2




We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.


                                                              Very truly yours,


                                                              /s/Beggs & Lane